Exhibit 10.5

Execution Version

Ayala Pharmaceuticals, Inc..

October 18, 2022

Gary Gordon, M.D., Ph.D.

By Email

Dear Gary:

Reference is made to that certain Agreement and Plan of Merger among Advaxis, Inc. (“Advaxis”), Ayala Pharmaceuticals, Inc. (the “Company”) and Doe Merger Sub, Inc., dated as of even date herewith(the “Merger Agreement”) and to that certain Employment Agreement between you and the Company dated as of July 24, 2019 (as amended, the “Employment Agreement”).

In the event of a termination of your employment by the Company without Cause (as defined in your Employment Agreement) or your resignation for Justified Reason (as defined in your Employment Agreement, except that no demotion in position or reduction in duties or authority in connection with the transactions contemplated by the Merger Agreement that is agreed to by you shall provide a basis for you to resign for Justified Reason) within the 12 month period following the Effective Time (as defined in the Merger Agreement) (a “Qualifying Termination”) and subject to your timely execution (and non-revocation) of a Waiver and Release Agreement that will be provided to you under separate cover, you will be entitled to the Special Termination Benefits (as defined in the Employment Agreement), consisting of a cash payment equal to the sum of your annual salary and your target annual bonus and accelerated vesting of all unvested equity awards of the Company, its successor or a parent entity thereof held by you as of the date of your Qualifying Termination (the “Accelerated Unvested Awards”). Notwithstanding any contrary terms of your Employment Agreement, the cash portion of the Special Termination Benefits will be paid to you in substantially equal installment payments in accordance with the normal payroll practices of the Company over the 12 month period beginning on the Effective Time, subject to applicable withholdings. For purposes of Section 409A of the Internal Revenue Code of 1986, each such installment payment will constitute a separate payment.

You agree that, notwithstanding the foregoing, you will not lend, offer, pledge, sell, contract to sell, sell or grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (“Transfer”), any shares of Company common stock or other equity securities into which such shares may be converted (including shares of common stock of Advaxis), in any case, acquired by you under the Accelerated Unvested Awards (“Shares”) during the 12 month period beginning at the Effective Time, other than for the purposes of paying any applicable taxes or exercise price associated with the exercise, vesting or settlement of the Accelerated Unvested Awards or as authorized in writing by the Company. Any attempted Transfer of Shares in violation of this paragraph will be null and void. The Company will not be required to (a) recognize on its books any Transfers in violation of this paragraph or (b) treat as owner of a Share any purchaser or other transferee to whom a Share has been Transferred in violation of this paragraph. To ensure compliance with the requirements of this paragraph, the Company may issue “stop transfer” instructions to its transfer agent, if any, or make notations to the same effect in its records, in each case, as the Company determines to be necessary or appropriate. For purposes of this paragraph, “Company” shall be deemed to refer to the Company and any successor thereto, including Advaxis.

Very truly yours,

/s/ David Sidransky
Ayala Pharmaceuticals, Inc.
Name: Dr. David Sidransky
Title: Chairman of the Board of Directors

Confirmation

I acknowledge receipt of the above letter and my agreement with its terms

/s/ Gary Gordon
Gary Gordon, M.D., Ph.D.

Date: October 18, 2022